As filed with the Securities and Exchange Commission on November 8, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PREMIER EXHIBITIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	20-1424922
(State of Incorporation)	(I.R.S. Employer Identification No.)

3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Premier Exhibitions, Inc. 2004 Stock Option Plan
(Full Title of the Plan)

Brian Wainger, Esq.	Copies to:
Vice President and Chief Legal Counsel	Daniel R. Kinel, Esq.
Premier Exhibitions, Inc.	Harter Secrest & Emery LLP
3340 Peachtree Road, NE, Suite 2250	1600 Bausch & Lomb Place
Atlanta, Georgia 30326	Rochester, New York 14604-2711
Tel: (404) 842-2600	(585) 232-6500
Fax: (404) 842-2626	Fax: (585) 232-2152
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	registered	per share	price	fee
Common Stock, $0.0001 par value	95,477 shares(1)	$6.185 (2)	$590,525.24 (2)	$64

(1)	Amount to be registered consists of 95,477 shares of Premier Exhibitions, Inc. Common Stock, par value $0.0001 per share, issued pursuant to the exercise of stock options granted under the registrant’s Amended and Restated 2004 Stock Option Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 and based on the high and low prices of Premier Exhibitions, Inc.’s Common Stock of $6.14 and $6.23, respectively, as quoted on the NASDAQ Capital Market on November 6, 2006.

EXPLANATORY NOTES
     Premier Exhibitions, Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to General Instruction C to Form S-8, this Registration Statement contains a reoffer prospectus meeting the requirements of Part I of Form S-3. The registration statement and the reoffer prospectus relate solely to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 95,477 shares of the Company’s Common Stock, par value $0.0001 per share, that were issued by the Company to the selling shareholder listed in the resale prospectus upon the exercise of options granted to such selling shareholder under the Company’s Amended and Restated 2004 Stock Option Plan (the “2004 Stock Option Plan”) prior to the filing of this registration statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I of Form S-8 and Rule 428 promulgated under the Securities Act have been sent or given to the selling shareholder in connection with his exercise of the options to which the shares registered by this registration statement relate. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement to the selling shareholder. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, any other documents required to be delivered to the selling shareholder pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Brian Wainger, Vice President and Chief Legal Counsel, at the address and telephone number for him set forth on the cover of this Registration Statement.
 ii

PROSPECTUS
PREMIER EXHIBITIONS, INC.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
Telephone: (404) 842-2600
Common Stock, par value $0.0001 per share
95,477 shares
     This prospectus relates to the disposition, from time to time, of up to 95,477 shares of our common stock by the holder of these shares named in this reoffer prospectus, who may be deemed to be our “affiliate.”
     The shares may be offered directly, through agents on behalf of the selling shareholder and his transferees, or through underwriters or dealers.
     We will not receive any of the proceeds from the sale of the shares. We have agreed to bear the expenses in connection with the registration and sale of the shares, except for selling commissions.
     The selling shareholder and any agents or broker-dealers that participate with the selling shareholder in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act of 1933, as amended.
     Our common shares trade on the NASDAQ Capital Market under the symbol “PRXI”. On November 6, 2006, the closing price for our common stock on the NASDAQ Capital Market was $6.20 per share.
     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 3 of this prospectus to read about risks you should consider before buying our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 8, 2006.

SUMMARY OF THIS OFFERING

Issuer:	Premier Exhibitions, Inc.

Securities Offered:	The selling shareholder is offering up to 95,477 shares of our common stock that he obtained through the exercise of options granted under our Amended and Restated 2004 Stock Option Plan (the “2004 Stock Option Plan”)

NASDAQ Symbol:	“PRXI”

Securities Outstanding:	As of November 2, 2006, 28,406,667 shares of our common stock were issued and outstanding.

Use of Proceeds:	We will not receive any proceeds from sales of our common stock covered by this prospectus. The selling shareholder will receive all proceeds from sales of common stock covered by this prospectus.

Offering Price:	The offering price for the shares of common stock covered by this prospectus will be determined by the prevailing market price for the shares at the time of their sale or in negotiated transactions.

Risk Factors:	An investment in our common stock is highly speculative. You should read the “Risk Factors” section beginning on page 3 of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Terms of Sale:	The terms of sale for the shares of our common stock covered by this prospectus will be determined at the time of their sale.
          As used in this reoffer prospectus, the terms “we,” “us,” and “our” mean Premier Exhibitions, Inc. and its subsidiaries, unless otherwise specified.

          We are incorporated under the laws of the state of Florida. Our executive offices are located at 3340 Peachtree Road, NE, Suite 2250, Atlanta, Georgia 30326, and our telephone number is: (404) 842-2600.
          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS REOFFER PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.
          THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.
          YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.
RISK FACTORS
          You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.
Risks Related to Our Business
          Until recently, we have had a history of operating losses, and there is no assurance that we will achieve profitability in the future.
          We have a history of operating losses. As recently as our fiscal year ended February 28, 2005, we experienced a net loss from continuing operations of $2,417,000. Only recently have we begun to achieve profitability. We cannot predict if we will continue to be profitable. It is uncertain if our future prospects will result in profitable operations and, if we experience future losses, the value of an investment in our common stock could decline significantly.
          Our future operating results will depend on our ability to successfully implement our new business strategy, which in turn depends on many factors, some of which are beyond our control.
          We have changed our business strategy in order to become a general exhibition company. Previously, we relied on third parties to produce our exhibitions, and we limited our exhibitions to displays of Titanic artifacts. However, we are now the sole producers of our Titanic exhibitions, and we no longer rely on third parties for the production of these exhibitions. Moreover, we have in the past twenty-four months expanded our exhibitions beyond those related to the Titanic to include human anatomy exhibitions. Our future operating results will depend on our ability to successfully implement our new business strategy. We believe that our ability to do so will depend on many factors, some of which we believe are beyond our control, including:
•	our ability to continue to exhibit Titanic artifacts;

•	our ability to develop new exhibitions that the public will attend;

•	our ability to operate our exhibitions profitably;

•	the continued popularity of and public demand for Titanic exhibitions; and

•	continued public demand for museum quality touring exhibitions.
          We may be unable to raise additional capital when needed, which would have a material adverse effect on our financial condition and our ability to conduct our operations.
          We will not receive any proceeds from the sale of the common stock covered by this prospectus. If we are unable to generate sufficient revenue for our planned operations, or if we encounter unforeseen costs, we will need to raise additional capital. We can give no assurances that additional capital will be available to us on favorable terms, or at all. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue to conduct our operations.
          We may not be granted a salvage award that is commensurate with the efforts we have expended to recover items from the Titanic wreck site or may be prohibited from exhibiting Titanic artifacts already under our control.
          At a future date, a trial may be held in the U.S. District Court for the Eastern District of Virginia to determine a salvage award to compensate us for our efforts in recovering items from the wreck of the Titanic. Although the trial to determine the salvage award has been delayed indefinitely, the court has already ruled that it would likely not give us title to certain of the artifacts. As a result, at this time, the outcome of the salvage award trial is uncertain. It is possible that we may not be granted a salvage award that is commensurate with our recovery efforts. It is also possible that the court will take possession of certain of the Titanic artifacts, which may prevent us from conducting future Titanic exhibitions. These outcomes would have a material adverse effect on our operations, which, in turn, would likely reduce the value of an investment in our common stock.
          If we are unable to maintain our salvor-in-possession rights to the Titanic wreck and wreck site, our Titanic exhibitions could face increased competition and we could lose the right to exhibit Titanic artifacts.
          As recently as January 31, 2006, the U.S. Court of Appeals for the Fourth Circuit recognized that we are the exclusive salvor-in-possession of the Titanic wreck and wreck site. Salvor-in-possession status enables us to prevent third parties from salvaging the Titanic wreck and wreck site and from interfering with our rights to salvage the wreck and wreck site. To maintain our salvor-in-possession rights, we must maintain a presence over the wreck site as interpreted by the courts. In addition, we may have to commence legal proceedings against third parties who attempt to violate our rights as salvor-in-possession, which may be expensive and time-consuming. Moreover, there are no assurances that the court will continue to recognize us as the sole and exclusive salvor-in-possession of the Titanic wreck and wreck site. If we were to lose our salvor-in-possession rights, our Titanic exhibitions could be exposed to competition and we could lose the right to exhibit certain of the Titanic artifacts. Either of these outcomes would have a material adverse effect on our operations.

          Our exhibitions are becoming subject to increasing competition.
          We believe that our Titanic exhibition business is changing. For example, an adverse ruling by the U.S. Court of Appeals for the Fourth Circuit left us with non-exclusive rights to photograph and film the Titanic wreck site. Because of this ruling, other companies can now photograph and film the Titanic wreck site, which exposes us to new competition that could, for example, result in our losing documentary opportunities. Moreover, it is possible that other companies may attempt to explore the Titanic wreck site in the future. If these companies were successful, we would face increased competition. Additionally, the availability of remote operated vehicles for charter from third parties to conduct expeditions may make it easier for others to gain access to the Titanic site in violation of our salvor-in-possession rights. These changes, as well as others, such as new laws and treaties or new interpretations of existing laws or treaties, could have a material adverse affect on our business.
          In addition, our “Bodies...The Exhibition” and “Bodies Revealed” exhibitions are subject to competition from other exhibition vendors. To the extent other exhibition companies are successful at marketing and promoting competing exhibitions that are perceived more favorably than our exhibitions by the public, there could be a material adverse affect on our business.
          We depend upon third parties to provide us with access to the Titanic wreck site, as well as to assist us with our recovery and restoration activities. If we become unable to obtain these services from such third parties, we would not be able to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed.
          We do not own the equipment necessary to access the Titanic wreck site. Instead, each time we desire to undertake an expedition to the Titanic wreck site, we charter the necessary equipment and personnel for the expedition from third parties. Similarly, we utilize the services of third parties for recovery, restoration and preservation services. Because we lack the direct capability to independently access the Titanic wreck site, we contract with providers of these services. We therefore face the risk of being unable to access the Titanic wreck site or being unable to obtain necessary services when needed. These circumstances could arise if our third party providers charge more for their services, exit the business of providing the services, or are unable to, or refuse to, provide the services to us at prices that we are willing to pay. If we were unable to obtain necessary services from third parties, we would be unable to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed.
          We are subject to currency exchange rate fluctuations, which could negatively affect our results of operations.
          Our exhibitions tour outside the U.S. from time to time and our financial arrangements with our foreign vendors have historically been based upon foreign currencies. As a result, we are exposed to the risk of currency fluctuations between the U.S. dollar and the currencies of the countries in which our exhibitions are touring. If the value of the U.S. dollar increases in relation to these foreign currencies, our potential revenues from exhibition and merchandising activities outside the U.S. would be lowered and our results of operations could be harmed.
          Our success depends on the services of our executive officers and key employees and the loss of their services could have a material adverse effect on our business.
          We believe that our future success depends to a significant degree on the skills and efforts of Arnie Geller, our chief executive officer; Stephen Couture, our chief financial officer; Tom Zaller, our vice president of exhibitions; and Brian Wainger, our chief legal counsel and vice president of business affairs. If we lose the services of Messrs. Geller, Couture, Zaller or Wainger, our business and operating results could be adversely affected.
          We may be unable to hire and retain the skilled personnel we need to expand our operations and, as a result, could lose our competitive position.
          To meet our growth objectives and become a general exhibition company, we must attract and retain skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in revenues. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.
Risks Related to Owning Our Common Stock
          You could suffer substantial dilution and our stock price could decline if we issue additional securities in the future or if current holders of our securities choose to sell a large portion of their holdings at the same time.
          In addition to the 28,406,667 outstanding shares of our common stock at November 2, 2006, approximately 3,275,000 shares of our common stock are issuable under currently outstanding stock options granted to our officers, directors and employees under our employee stock option plans and approximately another 2,725,000 shares are issuable upon the exercise of currently outstanding warrants to purchase our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital. We may need additional capital in the future, and we may issue additional securities in order to obtain capital. If we do issue additional securities in the future through one or more offerings, a substantially larger number of shares would be outstanding, which may dilute the ownership interest of our existing shareholders.
          The trading price of our common stock has been volatile, and its value may decline.
          The market price of shares of our common stock has been volatile. The price of our common stock may continue to fluctuate in response to a number of factors, such as:
•	developments and resolution of current litigation to which we are a party;

•	our cash resources and our ability to obtain additional funding;

•	announcements by us or our competitors of business development or exhibition projects;

•	our decision to enter into strategic business relationships;

•	changes in government regulations;

•	changes in our revenue or expense levels; and

•	negative reports on us by securities analysts.

          The occurrence of any of the above events may cause the price of our common stock to fall. In addition, the stock market in general and the market prices for other media or entertainment companies have experienced volatility that often has been unrelated to the operating performance or financial condition of such companies. Any broad market or industry fluctuations may adversely affect the trading price of our common stock, regardless of operating performance or prospects.
          Because we do not plan to pay dividends on our common stock, investors will only realize a gain on an investment in our common stock if such stock appreciates in value, which may never occur.
          We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value. Investors seeking cash dividends should not buy our common stock.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings “Risk Factors,” and “Our Company.” We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.
          We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.
OUR COMPANY
Overview of Our Business
          We are in the business of developing and touring museum quality exhibitions. We are known best for our Titanic exhibitions, which we conduct through our wholly-owned subsidiary RMS Titanic, Inc. and which honor the ill-fated liner RMS Titanic. The Titanic has continued to captivate the thoughts and imaginations of millions of people throughout the world since 1912 when it struck an iceberg and sank in the North Atlantic Ocean on its maiden voyage. More than 1,500 of the 2,228 lives on board the Titanic were lost.
          Since 1994 we have maintained our salvor-in-possession status of the Titanic wreck and wreck site as awarded by a federal district court. As such, we have the exclusive right to recover objects from the Titanic. Through our explorations, we have obtained oceanic material and scientific data, including still photography and videotape, as well as artifacts from the Titanic wreck site. The Titanic lies at 12,500 feet below the surface of the Atlantic Ocean, approximately 400 miles off the southern coast of Newfoundland. We utilize this data and the artifacts for historical verification, scientific education and public awareness. We generate income through touring exhibitions, third party licensing, sponsorship and merchandise sales. We intend to continue to present exhibitions throughout the world in an enlightening and dignified manner that embodies respect for those who lost their lives in the disaster.
          We believe that we are in the best position to provide for the archaeological survey, scientific interpretation, public awareness, historical conservation, and stewardship of the Titanic shipwreck. We possess the largest collection of data, information, images, and cultural materials associated with the shipwreck. Our Titanic exhibitions have toured throughout the world and have been viewed by more than 17 million people.
          We operate all of our exhibitions through wholly-owned subsidiaries. Presently, our wholly-owned subsidiary RMS Titanic, Inc. is operating our Titanic exhibitions. We adopted this holding company structure in October 2004. Prior to that, we conducted all of our business activities, including our exhibitions, exclusively through RMS Titanic, Inc.
          We have expanded our exhibitions beyond the Titanic into human anatomy exhibitions that explore the marvels of the human body. We currently operate six exhibitions, five of which are known as “Bodies...The Exhibition” and one of which is known as “Bodies Revealed.” We plan to present at least one additional human anatomy-based exhibition in the future. We also plan to conduct additional exhibitions in the future, not related to the Titanic or to human anatomy, and we expect that those exhibitions will be conducted through additional subsidiaries.
          Our principal sources of revenue are exhibition ticket sales, merchandise sales, licensing activities and sponsorship agreements.
Exhibitions Operated by the Company
          Titanic Exhibitions
          Our Titanic exhibitions have been exhibited in more than forty venues throughout the world, including the United States, France, Greece, Japan, Switzerland, Chile, Argentina, China and England. The following is a list of our Titanic exhibition locations and dates during our fiscal year ended February 28, 2006, which we refer to throughout this prospectus as fiscal year 2006:
•	Whitaker Center, Harrisburg, Pennsylvania (June 4 to September 18, 2005);

•	Maryland Science Center, Baltimore, Maryland (February 12 to September 11, 2005);

•	COSI Columbus, Columbus, Ohio (March 12 to September 5, 2005);

•	Tropicana Resort & Casino, Las Vegas, Nevada (March 25, 2005 to January 31, 2006);

•	The Zappion, Athens, Greece (October 8, 2005 to March 1, 2006);

•	St. Louis Science Center, St. Louis, Missouri (November 11, 2005 to April 15, 2006);

•	The AT Center, Seoul, South Korea (December 3, 2005 to March 1, 2006);

•	Queen Mary, Long Beach, California (December 17, 2005 to September 4, 2006); and

•	Oshkosh Public Museum, Oshkosh, Wisconsin (February 4 to April 30, 2006).

          The following lists our Titanic exhibition locations that opened or will open during our fiscal year ending February 28, 2007, which we refer to as fiscal year 2007:
•	Science Center of Iowa, Des Moines, Iowa (May 20 to August 20, 2006);

•	Miami Museum of Science and Planetarium, Miami, Florida (March 25 to October 15, 2006);

•	The Tropicana Resort and Casino, Las Vegas, Nevada (June 1, 2006 to an undetermined date);

•	The Metreon, San Francisco, California (June 10, 2006 to January 2007);

•	El Paso Science Museum, El Paso, Texas (September 16 to December 31, 2006);

•	Science Spectrum, Lubbock, Texas (October 5, 2006 to an undetermined date);

•	Foro Polanco, Mexico City, Mexico (October 14, 2006 to an undetermined date);

•	Cincinnati Museum Center at Union Terminal, Cincinnati, Ohio (November 4, 2006 to an undetermined date); and

•	Atlanta Civic Center, Atlanta, Georgia (November 11, 2006 to an undetermined date).
          We anticipate announcing the opening of additional Titanic exhibitions during our fiscal year 2007. Due to the uncertainties involved in the development and setup of exhibitions, the opening dates may vary and the exhibit locations may change.
          As of the date of this prospectus, we anticipate the following Titanic exhibit location will open during our fiscal year ending February 28, 2008:
•	Royal BC Museum, Victoria, British Columbia (April 14, 2007 to an undetermined date).
          “Bodies...The Exhibition” and “Bodies Revealed” Exhibitions
          We are using our experience in the exhibition business to conduct exhibitions not related to the Titanic. In March 2005, we acquired 100% of the membership interests in Exhibitions International, LLC, which enabled us to gain multi-year licenses and exhibition rights to multiple human anatomy exhibitions, each of which contains a collection of at least twenty whole human body specimens plus at least 150 single human organs and body parts. We are already in possession of six sets of medical specimens, one of which is known as “Bodies Revealed” and five of which are known as “Bodies...The Exhibition.” We acquired the rights to produce these exhibitions through separate exhibition agreements, each of which is for a five-year term and provides us with the right to extend for up to five additional years at our election.
          These specimens are assembled into anatomy-based exhibitions featuring preserved human bodies, and offer the public an opportunity to view the intricacies and complexities of the human body. The exhibitions include displays of dissected human bodies kept from decaying through a process called polymer preservation, also known as plastination. In essence, the bodies are drained of all fat and fluids, which are replaced with polymers such as silicone rubber, epoxy and polyester. This keeps the flesh from decaying and maintains its natural look. Skin from the bodies is removed, or partially removed, to reveal muscular, nervous, circulatory, reproductive or digestive systems. The full body specimens are complemented by presentation cases of related individual organs, both healthy and diseased, that provide a detailed look into the elements that comprise each system.
          “Bodies Revealed” debuted in August 2004 in Blackpool, England and was the first non-Titanic exhibition we produced. We expanded our human anatomy exhibition business by creating two additional exhibitions known as “Bodies...The Exhibition.” The first opened in Tampa, Florida in August 2005 and the second in New York City in November 2005. The following is a list of our “Bodies...The Exhibition” and “Bodies Revealed” exhibition locations during fiscal year 2006:
•	“Bodies Revealed,” Samsung’s Everland Theme Park, Seoul, South Korea (March to November 2005);

•	“Bodies...The Exhibition,” Museum of Science and Industry, Tampa, Florida (August 18, 2005 to February 26, 2006, extended to September 5, 2006); and

•	“Bodies...The Exhibition,” South Street Seaport, New York, New York (November 19, 2005 to December 2006).
          The following lists our “Bodies...The Exhibition” and “Bodies Revealed” exhibition locations that opened or will open during fiscal year 2007:
•	“Bodies...The Exhibition,” Atlanta Civic Center, Atlanta, Georgia (March 4 to September 4, 2006);

•	“Bodies Revealed,” Mexico City, Mexico (March 11 to September 11, 2006);

•	“Bodies...The Exhibition,” Earl’s Court Exhibition Centre, London, England (April 12 to July 30, 2006);

•	“Bodies...The Exhibition,” The Tropicana Resort and Casino, Las Vegas, Nevada (June 23, 2006 to an undetermined date);

•	“Bodies...The Exhibition,” The Shops at Sunset Place, Miami, Florida (September 22, 2006 to an undetermined date);

•	“Bodies...The Exhibition,” 800 Pike Street (across from the Washington State Convention Center), Seattle, Washington (September 30, 2006 to an undetermined date); and

•	“Bodies Revealed,” Monterrey, Mexico (September 29, 2006 to an undetermined date).
          We anticipate announcing the opening of additional “Bodies...The Exhibition” and “Bodies Revealed” exhibitions during fiscal year 2007. Due to the uncertainties involved in the development and setup of exhibitions, opening dates may vary and exhibition locations may change.
USE OF PROCEEDS
          The proceeds from the sale of the shares by the selling shareholder will belong to the selling shareholder. We will not receive any of the proceeds from the sale of the shares.

SELLING SHAREHOLDER
          The common stock to which this reoffer prospectus relates was issued upon the exercise of options granted under our 2004 Stock Option Plan and is being registered for reoffer and resale by the selling shareholder. The selling shareholder may sell all, some or none of the shares of common stock issued upon the exercise of those options. The selling shareholder may offer the common stock for sale from time to time. See “Plan of Distribution.” The inclusion in the table of the individual named below will not be deemed to be an admission that he is our affiliate.
          The following table provides the name, the relationship with us within the past three years, beneficial ownership of, and the number of shares of common stock which may be sold by, the selling shareholder.

Amount to be
			offered for	Amount and nature of
		Total	the selling	beneficial ownership of
	Relationship with us	amount	shareholder’s	common stock
Name (1)	within past 3 years	owned (2)	account	after sale of the securities
				Number (4)	Percent (5)
Thomas Zaller	Vice President - Exhibitions	332,977 (3)	95,477	237,500	*

*	Less than 1%.

(1)	The address of the selling shareholder is c/o Premier Exhibitions, Inc., 3340 Peachtree Road, NE, Suite 2250, Atlanta, Georgia 30326.

(2)	The selling shareholder named in the table has sole voting and investment power with respect to all common stock listed as owned by him.

(3)	Shares beneficially owned include 237,500 shares that may be acquired pursuant to options exercisable within 60 days of the date of this reoffer prospectus.

(4)	Assuming the sale of all shares registered for the account of the selling shareholder. The selling shareholder may sell all, some or no portion of the common stock registered hereunder.

(5)	Based on 28,406,667 shares of common stock outstanding as of November 2, 2006.
PLAN OF DISTRIBUTION
          The selling shareholder and any of his pledgees, transferees and successors-in-interest may, from time to time, sell any or all of his shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the NASDAQ Capital Market. The selling shareholder may also sell the shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The selling shareholder may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
          Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
          The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholder has informed us that he does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.
          We will pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.
EXPERTS
          Our consolidated financial statements as of February 28, 2006, February 28, 2005, and February 29, 2004 are incorporated by reference into this prospectus from our annual report on Form 10-K for our fiscal year ended February 28, 2006, as amended. These financial statements were audited by Kempisty and Company, Certified Public Accountants, P. C., independent registered accountants, as stated in their report that was also included in our annual report on Form 10-K, as amended, and that is incorporated by reference herein. These financial statements were so included in reliance upon their authority as experts in accounting and auditing. Kempisty and Company, Certified Public Accountants, P. C. has consented to the incorporation by reference of their report in this prospectus.
LEGAL MATTERS
          The validity of the shares of common stock offered under this prospectus has been passed upon by Harter Secrest & Emery LLP, Rochester, New York.

DOCUMENTS INCORPORATED BY REFERENCE
          The following documents, which we have filed with the Securities and Exchange Commission, are incorporated into this prospectus by reference:
•	Our annual report on Form 10-K for our fiscal year ended February 28, 2006, as amended;

•	Our definitive proxy statement for our 2006 annual meeting of shareholders filed on June 28, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended May 31, 2006, as amended, and our quarterly report on Form 10-Q for the quarter ended August 31, 2006;

•	Our current reports on Form 8-K filed on March 20, 2006, March 21, 2006, March 31, 2006, April 10, 2006, April 19, 2006, June 16, 2006, July 7, 2006, July 14, 2006, August 1, 2006, August 24, 2006, September 13, 2006, September 21, 2006, October 2, 2006, October 5, 2006 and October 17, 2006;

•	All other reports filed by us pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since February 28, 2006; and

•	The description of our common stock, par value $0.0001 per share, contained in our registration statement on Form 8-A (Reg. No. 0-22926), filed with the Commission on November 22, 1993.
          All other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference herein.
          Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
          Upon written or oral request, we will provide to each person at no cost, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any of the information that has been incorporated by reference in this prospectus but has not been delivered with it. Requests for any of such information should be directed to us at: Premier Exhibitions, Inc., 3340 Peachtree Road, NE, Suite 2250, Atlanta, Georgia 30326, Attention: Secretary; or by telephoning us at: (404) 842-2600.
ADDITIONAL INFORMATION
          We are a public company, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission’s web site at www.sec.gov, under our company name or our CIK number: 0000796764.
          We make available through our web site at www.prxi.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file material with, or furnish it to, the Securities and Exchange Commission.
          This prospectus is part of a registration statement on Form S-8 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR
SECURITIES ACT LIABILITIES
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

PART II
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed by Premier Exhibitions, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference herein:
•	The Company’s annual report on Form 10-K for our fiscal year ended February 28, 2006, as amended;

•	The Company’s definitive proxy statement for our 2006 annual meeting of shareholders filed on June 28, 2006;

•	The Company’s quarterly report on Form 10-Q for the quarter ended May 31, 2006, as amended, and the Company’s quarterly report on Form 10-Q for the quarter ended August 31, 2006;

•	The Company’s current reports on Form 8-K filed on March 20, 2006, March 21, 2006, March 31, 2006, April 10, 2006, April 19, 2006, June 16, 2006, July 7, 2006, July 14, 2006, August 1, 2006, August 24, 2006, September 13, 2006, September 21, 2006, October 2, 2006, October 5, 2006 and October 17, 2006;

•	All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, since February 28, 2006; and

•	The description of the Company’s common stock, par value $0.0001 per share, contained in the Company’s registration statement on Form 8-A (Reg. No. 0-22926), filed with the Commission on November 22, 1993.
          All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part of this registration statement from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 607.0850 the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. The Company’s charter provides that it shall indemnify its directors and officers to the fullest extent permitted by Florida law.
          Under Florida law, the Company has the power to indemnify its directors and officers against claims arising in connection with their service to the Company except when a director’s or officer’s conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for the Company’s best interests in a proceeding by or in the right of a shareholder.
          In addition, the Company has entered into employment agreements with certain of its directors and officers that contain provisions requiring the Company to indemnify them to the fullest extent permitted by Florida law. The agreements require the Company to indemnify its directors and officers to the extent permitted by its charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers or persons in control pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
          The Company’s charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in the Company’s charter or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of its shareholders, conscious disregard for its best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of its shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.
          The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The Company’s directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

Item 7. Exemption from Registration Claimed.
          The shares of common stock covered by the reoffer prospectus included in this registration statement were issued upon the exercise of stock options granted under the Company’s 2004 Stock Option Plan to the employee who exercised those options pursuant to stock option agreements. The issuance of these shares was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.
Item 8. Exhibits.
          See the Exhibit Index, which is incorporated herein by this reference.
Item 9. Undertakings.
          (a) Rule 415 Offering.
          The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          Provided, however, that:
                         (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and
                         (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if this registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange

Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
                         (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               (4) If the registrant is a foreign private issuer, to file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished; provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of the Commission if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the
Form F-3.
               (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
                    (i) If the registrant is relying on Rule 430B:
                         (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
                         (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date; or
                    (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
               (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
                    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
                    (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
                    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
                    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
                    (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (h) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 7, 2006.

PREMIER EXHIBITIONS, INC.
By:	/s/ Arnie Geller
Arnie Geller,
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Arnie Geller and Stephen Couture as his true and lawful attorneys-in-fact, each with full power of substitution and resubstitution for and in his name, place and stead to sign, attest and file this Registration Statement and any and all amendments and exhibits hereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, granting unto said attorneys full power and authority to do and perform any and all acts and things whatsoever requisite or necessary to be done in the premises.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

November 7, 2006	/s/ Arnie Geller	Chairman of the Board, President

	Arnie Geller	and Chief Executive Officer, and Director (Principal Executive Officer)

November 7, 2006	/s/ Stephen Couture	Vice President and Chief Financial

	Stephen Couture	Officer (Principal Financial and Accounting Officer) and Director

November 7, 2006	/s/ Douglas Banker	Director

Douglas Banker

November 7, 2006	/s/ N. Nick Cretan	Director

N. Nick Cretan

November 7, 2006	/s/ Alan Reed	Director

Alan Reed

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description	Location
4.1	Form of the Registrant’s Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K/A filed on November 1, 2004

4.2	Registrant’s Amended and Restated 2004 Stock Option Plan	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on June 28, 2006

5.1	Opinion of Harter Secrest & Emery LLP	Filed herewith

23.1	Consent of Harter Secrest & Emery LLP	(included in Exhibit 5.1)

23.2	Consent of Kempisty & Company, Certified Public Accountants, P.C.	Filed herewith

24.1	Power of Attorney	(included on signature page of this Registration Statement)